Exhibit 10.1

SUMMARY SHEET FOR DIRECTOR COMPENSATION

AND EXECUTIVE COMPENSATION

I.                                         DIRECTOR COMPENSATION.  The following table sets forth current rates of cash compensation for non-employee directors.

Annual Retainer
Non-employee directors	$25,000

Board Meeting Attendance Fees
Non-employee directors	$2,500

Committee Meeting Attendance Fees	$1,000

In addition to cash compensation, directors are eligible for awards under the TESSCO Technologies Incorporated 1994 Amended and Restated Stock and Incentive Plan (the “1994 Plan”)  (filed October 12, 2004 as Exhibit 4.1 to the Company’s Registration Statement on Form S-8).  Awards available for issuance under the 1994 Plan include stock options, stock appreciation rights, restricted stock and restricted stock units, and performance shares.  See discussion below for a description of the Performance Stock Unit Program, under which directors are eligible for awards.

II.                                     EXECUTIVE COMPENSATION.  The following table sets forth the current base annual salaries of the Company’s executive officers and principal accounting officer.  Salary adjustments are typically determined annually at the beginning of the fiscal year.

Executive Officer	Current Salary

Robert B. Barnhill, Jr.	$450,000

Gerald T. Garland	$230,000

Richard A. Guipe	$200,000

Douglas A. Rein	$225,000

David M. Young	$175,000

The Compensation Committee (the “Committee”) of the Board of Directors of the Company has also established the Rewards for Results Program, which includes the Value Share Plan and the Performance Stock Award Program.

The Value Share Plan is designed to reward participants with cash bonuses in an appropriate amount, based on the Company’s and each executive’s unit and individual performance during a given fiscal year, as measured against previously established performance targets.  The performance measures are aligned with the Company’s growth and diversification strategies and include earnings per share, growth of commercial and government buying customers, multiple productivity measurements and team member survey results and leadership reviews.  The earnings per share targets typically include the compensation expense of the Value Share Plan.  Any cash awards determined to be payable under the Value Share Plan are expected to be paid during May following the end of the measurement fiscal year, in a single lump sum, subject to payroll taxes and withholdings.  Our President and Chief Executive Officer, other executive officers and all other employees of the company are eligible for consideration for cash bonus awards under the Value Share Plan.

In addition, executive officers, as well as directors and other employees, are eligible for grants of awards from time to time under the 1994 Plan.  Included thereunder, and comprising a portion of the Rewards for Results Program, is the Performance Stock Award Program, which is designed to align the efforts of recipients toward driving earnings and shareholder value.  Performance Stock Units, sometimes referred to as Performance Share Units or PSUs, may be granted under this program.  Each PSU entitles the recipient to earn shares of common stock, but only if the earnings per share and, for other than non-employee director participants, individual performance targets are met over defined performance cycles.  Once earned, shares are issued over a specified period of time determined at the time of grant.  Earnings per share targets, which take into account the earnings impact of this program, are set by the Board of Directors for the performance cycle, at levels necessary to grow shareowner value, and for PSUs based on multiple year performance cycles, typically represent continual increases in earnings per share.  If actual performance does not met the minimal annual or cumulative threshold targets, no shares are issued.

The Company is also party to an employment agreement with Mr. Barnhill and severance letter agreements with the Company’s Senior Vice Presidents.  In addition, the Company typically purchases life insurance policies on all executives, the beneficiaries of which are typically their families.  The executive officers receive a minimum 401(k) plan matching contribution and a discretionary matching contribution based on Company and individual performance, and are eligible to participate in the Company’s Team Member Stock Purchase Plan.